Exhibit 11

          Statement of computation of earnings per share.
     167

Statements re: Computation of Earnings Per Share
Brenton Banks, Inc.
December 31,                            1997           1996           1995


Basic EPS Computation
   Numerator:
     Net income                 $ 18,010,107   $ 14,015,430   $ 10,407,354

   Denominator:
     Average common shares
       outstanding                17,504,716     18,091,614     18,569,224

   Basic EPS                    $       1.03   $       0.78   $       0.56

Diluted EPS Computation
   Numerator:
     Net income                 $ 18,010,107   $ 14,015,430   $ 10,407,354

   Denominator:
     Average common shares
       outstanding                17,504,716     18,091,614     18,569,224
     Average stock options           283,912        160,792        140,501
     Average long-term stock
       compensation plan             140,154        195,527        192,854
                                  17,928,782     18,447,933     18,902,579

   Diluted EPS                  $       1.01   $       0.76   $       0.55

Note: Amounts are restated for the 2-for-1 stock split effective February 1998 and the 10% common stock dividends effective in 1997 and 1996.

     168